Exhibit 10.1

PHH CORPORATION

2014 EQUITY AND INCENTIVE PLAN

PHH CORPORATION

2014 EQUITY AND INCENTIVE PLAN

i

PHH CORPORATION

2014 EQUITY AND INCENTIVE PLAN

SECTION I.  DEFINITIONS

1.1                               Definitions.  Whenever used herein, the masculine pronoun will be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a)                                 “Affiliate” means:

(1)                                 Any Subsidiary or Parent;

(2)                                 An entity that directly or through one or more intermediaries controls, is controlled by, or is under common control with the Company, as determined by the Committee; or

(3)                                 Any entity in which the Company has such a significant interest that the Company determines it should be deemed an “Affiliate,” as determined in the sole discretion of the Committee.

(b)                                 “Award Agreement” means any written or electronic agreement, contract, or other instrument or document as may from time to time be approved by the Committee as evidencing an Award granted under the Plan.

(c)                                  “Award Program” means a written or electronic program established by the Committee, pursuant to which Awards are granted under the Plan under uniform terms, conditions, and restrictions set forth in such program.

(d)                                 “Awards” means, collectively, Cash Performance Awards, Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, and Other Stock-Based Awards.

(e)                                  “Board of Directors” means the board of directors of the Company.

(f)                                   “Cash Performance Award” means an Award described in Section 3.5 that is settled in cash and does not have a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock.

(g)                                  “Change in Control” except as may otherwise be provided in an applicable Award Agreement or Award Program, means the occurrence of any of the following:

(1)                                 the acquisition by any person (or by more than one person acting as a group) of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of Company stock (excluding any acquisition by any person (or more than one person acting as a group) that already owns more than 50% of the total fair market value or total voting power of the Company’s stock) that constitutes a “change in the ownership” of the Company under Code Section 409A and the regulations thereunder;

(2)                                 one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock in a manner that constitutes a “change in effective control” of the Company under Code Section 409A and the regulations thereunder;

(3)                                 a majority of the members of the Company’s Board of Directors are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the Board of Directors before the date of appointment or election in a manner that constitutes a “change in effective control” of the Company under Code Section 409A and the regulations thereunder; or

(4)                                 one person (or more than one person acting as a group) acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition) all or substantially all the assets of the Company and its Affiliates in a manner that constitutes a “change in the ownership of a substantial portion of the assets” of the Company under Code Section 409A and the regulations thereunder (but applying an “all or substantially all the assets” standard in lieu of the 40% standard provided therein).

Notwithstanding any provision of an Award to the contrary, with respect to any Award for which a definition of “Change in Control” is required to comply with Code Section 409A to avoid the imposition of taxes under Code Section 409A, “Change in Control” under such Award must also constitute a “change in control event” under Code Section 409A and the regulations thereunder in addition to satisfying any definition provided in such Award.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(i)                                     “Committee” means the Human Capital and Compensation Committee of the Board of Directors (or its successor) unless and until another committee is appointed by the Board of Directors to administer the Plan.  The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of two or more members of the Board of Directors who are both “outside directors” as defined in Treas. Reg. § 1.162-27(e) as promulgated by the Internal Revenue Service and “non-

employee directors” as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act, and if applicable, who satisfy the requirements of the national securities exchange or nationally recognized quotation or market system on which the Stock is then traded.

(j)                                    “Company” means PHH Corporation, a Maryland corporation.

(k)                                 “Disability” unless otherwise defined by the Committee in the applicable Award Agreement or Award Program, has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant.  If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability means that condition described in Code Section 22(e)(3), as amended from time to time.  In the event of a dispute, the determination of Disability will be made by the Committee and will be supported by advice of a physician competent in the area to which such Disability relates.

(l)                                     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m)                             “Exercise Price” means the exercise price per share of Stock purchasable under an Option.

(n)                                 “Fair Market Value” refers to the determination of the value of a share of Stock as of a date, determined as follows:

(1)                                 if the shares of Stock are actively traded on any national securities exchange or any nationally recognized quotation or market system (including, without limitation Nasdaq), Fair Market Value shall mean the closing price of the Stock on such date or, if such date is not a trading day, on the trading day immediately preceding such date, as reported by any such exchange or system selected by the Committee on which the shares of Stock are then traded;

(2)                                 if the shares of Stock are not actively traded on any such exchange or system, Fair Market Value shall mean the closing price of the Stock on such date or, if such date is not a trading day, on the trading day immediately preceding such date, as reported by such exchange or system; or

(3)                                 if the shares of Stock are not actively traded or reported on any exchange or system on such date or on the business day immediately preceding such date, Fair Market Value shall mean the fair market value of a share of Stock as determined by the Committee taking into account such facts and circumstances deemed to be material by the Committee to the value of the Stock in the hands of the Participant.

Notwithstanding the foregoing, for purposes of Paragraph (1), (2), or (3) above, the Committee (or its authorized delegatee pursuant to Section 2.3(b)) may use the closing price as of the indicated date, the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Stock, or any other method which the Committee (or its authorized delegatee pursuant to Section 2.3(b)) determines is reasonably indicative of the fair market value of the Stock; provided, however, that for purposes of granting Nonqualified Stock Options or Stock Appreciation Rights, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A, and for purposes of granting Incentive Stock Options, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 422.

(o)                                 “Incentive Stock Option” means an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

(p)                                 “Nonqualified Stock Option” means a stock option that is not an Incentive Stock Option.

(q)                                 “Option” means a Nonqualified Stock Option or an Incentive Stock Option.

(r)                                    “Other Stock-Based Award” means an Award described in Section 3.4 that has a value that is derivative of the value of, determined by reference to a number of shares of, or determined by reference to dividends payable on, Stock and may be settled in cash, in Stock or in a combination thereof.  Other Stock-Based Awards may include, but not be limited to, grants of Stock, grants of rights to receive Stock in the future, or dividend equivalent rights.

(s)                                   “Over 10% Owner” means an individual who at the time an Incentive Stock Option to such individual is granted owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(t)                                    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A Parent shall include any entity other than a corporation to the extent permissible under Section 424(e) or regulations and rulings thereunder.

(u)                                 “Participant” means an individual who receives an Award hereunder.

(v)                                 “Performance Goals” means any one or more of the following performance goals, intended by the Committee to constitute objective goals for purposes of Code Section 162(m), either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, or Affiliate (or business unit or division of an Affiliate), either individually, alternatively or in combination, and measured either monthly, quarterly, annually, or over another specified period or cumulatively or averaged over a period of months, quarters, years, or other specified period, on an absolute basis or relative to a pre-established target, to one or more previous periods’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

(i)	earnings before or after any, or any combination, of the following: taxes, interest, depreciation, amortization, or extraordinary or special items;

(ii)	book value;

(iii)	operating cash flow;

(iv)	free cash flow:

(v)	cash flow return on investments (discounted or otherwise);

(vi)	cash available;

(vii)	gross or net income (before or after taxes);

(viii)	revenue or revenue growth;

(ix)	total shareholder return;

(x)	return on investment;

(xi)	return on capital;

(xii)	return on shareholder equity;

(xiii)	return on assets (gross or net);

(xiv)	return on common book equity;

(xv)	return on revenues;

(xvi)	market share;

(xvii)	market penetration;

(xviii)	geographic business expansion;

(xix)	customer satisfaction;

(xx)	employee satisfaction;

(xxi)	human resources management;

(xxii)	supervision of litigation;

(xxiii)	information technology;

(xxiv)	economic value added;

(xxv)	operating margin;

(xxvi)	profit margin;

(xxvii)	stock price;

(xxviii)	operating income;

(xxix)	expenses or operating expenses;

(xxx)	productivity of employees as measured by revenues, costs, or earnings per employee;

(xxxi)	working capital;

(xxxii)	improvements in capital structure;

(xxxiii)	cost reduction goals;

(xxxiv)	goals relating to divestitures, joint ventures, and similar transactions; or

(xxxv)	any combination of the foregoing.

Any of the foregoing may be determined on a per share basis (basic or diluted) as appropriate.  The Committee may appropriately adjust any Performance Goal to remove the effect of any one or more of the following: equity compensation expense under ASC 718; the value of intangible assets; amortization of acquired technology and/or intangibles; depreciation; impairment of goodwill and/or intangible assets; asset write-downs; mark to market adjustments; changes (realized or unrealized) in fair value of mortgage servicing rights that are based upon projections of expected future cash flows and prepayments, whether before or after tax; changes (realized or unrealized) in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights, whether before or after tax; litigation or claim judgments or settlements; changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; or any items or events that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.

(w)                               “Performance Period” means, with respect to an Award, a period of time within which the Performance Goals relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.

(x)                                 “Plan” means the PHH Corporation 2014 Equity and Incentive Plan, as amended from time to time.

(y)                                 “Separation from Service” shall mean a termination of a Participant’s employment or other service relationship with the Company, subject to the following requirements:

(1)                                 in the case of a Participant who is an employee of the Company, a termination of the Participant’s employment where either (A) the Participant has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Code Section 409A (collectively, the “Service Recipient”) or (B) the level of bona fide services the Participant performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the Participant has been providing services to the Service Recipient for less than 36 months) that, in either case, constitutes a “separation from service” within the meaning of Code Section 409A and the regulations thereunder; or

(2)                                 in the case of a Participant who is an independent contractor engaged by the Service Recipient, a termination of the Participant’s service relationship with the Service Recipient upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for the Service Recipient if the expiration constitutes a good-faith and complete termination of the contractual relationship that constitutes a “separation from service” within the meaning of Code Section 409A and the regulations thereunder; or

(3)                                 in any case, as may otherwise be permitted under Code Section 409A.

(z)                                  “Stock” means the Company’s common stock.

(aa)                          “Stock Appreciation Right” means a stock appreciation right described in Section 3.3.

(bb)                          “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  A “Subsidiary” shall include any entity other than a corporation to the extent permissible under Section 424(f) or regulations or rulings thereunder.

(cc)                            “Termination of Employment” means the termination of the employment relationship between a Participant and the Company and its Affiliates, regardless of whether severance or similar payments are made to the Participant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement.  The Committee will, in its absolute discretion, determine the effect of all matters and questions relating to a Termination of Employment as it affects an Award, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment.

SECTION 2  THE EQUITY AND INCENTIVE PLAN

2.1                               Purpose of the Plan.  The Plan is intended to (a) provide incentives to certain officers, employees, directors, consultants, and other service providers of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by certain officers, employees, directors, consultants, and other service providers by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining officers, employees, directors, consultants, and other service providers.

2.2                               Stock Subject to the Plan.

(a)                                 Subject to adjustment as provided in Section 5.2 hereof, the total number of shares of Stock reserved and available for delivery under the Plan shall be equal to (i) 3,500,000 plus, (ii) any shares of Stock remaining subject to the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Prior Plan”) which are not subject to awards granted under the Prior Plan as of the effective date of the Plan; provided, however, that no more than 3,500,000 shares of Stock may be granted as Incentive Stock Options.

(b)                                 If (1) an Award or an award granted under the Prior Plan which is outstanding as of the effective date of the Plan (an “Outstanding Prior Plan Award”), is forfeited, expires or otherwise terminates without issuance of such shares of Stock, or (2) any Award or Outstanding Prior Plan Award  is settled for cash or otherwise does not result in the issuance of all or a portion of the shares of Stock  subject to such Award or Outstanding

Prior Plan Award, the shares of Stock to which those Awards or Outstanding Prior Plan Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan.

(c)                                  In the event that (1) any Award granted under this Plan or Outstanding Prior Plan Award, is exercised through the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Company, or (2) withholding tax liabilities arising from any Award or Outstanding Prior Plan Award are satisfied by the tendering of shares of Stock (either actually or by attestation) or by the withholding of shares of Stock by the Company, then only the number of shares of Stock  issued net of the shares of Stock so tendered or withheld shall be counted for purposes of determining the maximum number of shares of Stock available for grant under the Plan.

(d)                                 Awards issued in substitution of awards granted by a company acquired by the Company or any Subsidiary shall not reduce the shares of Stock authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Stock authorized for delivery under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or members of the Board of Directors prior to such acquisition or combination.

(e)                                  Shares of Stock available for Awards under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

2.3                               Administration of the Plan.

(a)                                 The Plan is administered by the Committee.  The Committee has full authority in its discretion to determine the officers, employees, directors, consultants, and other service providers of the Company or its Affiliates to whom Awards will be granted and the terms and provisions of Awards, subject to the Plan.  Subject to the provisions of the Plan, the Committee has full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Award Agreements and Award Programs and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions are final and binding on all Participants.  Each member of the Committee shall serve at the discretion of the Board of Directors and the Board of Directors may from time to time remove members from or add members to the Committee.  Vacancies on the Committee shall be filled by the Board of Directors.

(b)                                 Notwithstanding any other provision of this Plan, (1) the Board of Directors may by resolution authorize one or more members of the Board of Directors to do one or both of the following: (A) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Awards under the Plan, and (B) determine the type of Awards and the terms and conditions and number of shares of Stock subject to such Awards; provided however, that such delegation shall be subject to such parameters and restrictions consistent with the Plan as the Board of Directors shall specify, including, without limitation the total number of shares of Stock that may be granted subject to such Awards, or the Board of Directors may delegate to the Committee the authority and responsibility to establish all of some of such parameters and restrictions; and (2) the Board of Directors or the Committee may by resolution authorize one or more officers of the Company and/or one or more members of the Board of Directors to do one or both of the following: (A) designate individuals (other than officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act) to receive Cash Performance Awards under the Plan, and (B) determine the amount subject to such Cash Performance Awards; provided however, that such delegation shall be subject to such parameters and restrictions consistent with the Plan as the Board of Directors or the Committee, as applicable, shall specify.

(c)                                  No member of the Board of Directors or Committee, nor any person to whom authority is delegated under subsection (b), shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

2.4                               Eligibility and Limits.

(a)                                 Awards may be granted only to officers, employees, directors, consultants, and other service providers of the Company or any Affiliate of the Company; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or any Parent or Subsidiary.

(b)                                 In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the date an Incentive Stock Option is granted) of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Option(s) which cause the limitation to be exceeded will be treated as Nonqualified Stock Option(s).

(c)                                  To the extent required under Section 162(m) of the Code and the regulations thereunder, as applicable, for compensation to be treated as qualified performance-based compensation, subject to adjustment in accordance with Section 5.2, the maximum number of shares of Stock with respect to which (1) Options, (2) Stock Appreciation Rights, or (3) other Awards (other than Other Stock-Based Awards that are payable in cash or Cash Performance Awards), to the extent they are granted with the intent that they qualify as qualified performance-based compensation under Section 162(m) of the Code, may be granted during any thirty-six (36) month period to any employee may not exceed two and one-half million shares (2,500,000), and the maximum aggregate dollar amount that may be paid in any calendar year to any employee with respect to Other Stock-Based Awards that are payable in cash and Cash Performance Awards may not exceed five million dollars ($5,000,000).  The foregoing cash limit may be multiplied by two (2) for any employee in his or her first calendar year of employment with the Company or an Affiliate. If, after grant, an Option is cancelled, the cancelled Option shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 2.4.  Subject to the foregoing share and cash limits, any performance-based award may be settled in shares of Stock, cash, or a combination thereo.

(d)                                 Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any non-employee director during any single calendar year (excluding Awards made at the election of the director in lieu of all or a portion of annual and committee cash retainers and Awards made as and for incremental compensation for special services) shall not exceed five hundred thousand dollars ($500,000.00).

SECTION 3  TERMS OF AWARDS

3.1                               Terms and Conditions of All Awards.

(a)                                 The number of shares of Stock as to which an Award may be granted or the amount of an Award will be determined by the Committee in its sole discretion (or its authorized delegatee pursuant to Section 2.3(b)), subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan and subject to the limits in Section 2.4.

(b)                                 Each Award will either be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award, or be made subject to the terms of an Award Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals or other performance criteria, if any, that must be achieved as a condition to vesting or settlement of the Award. Performance Goals, if any, shall be established before twenty-five percent (25%) of the Performance Period has elapsed, but in no event later than within ninety (90) days after the first day of a Performance Period. At the time any Performance Goals are established, the outcome as to whether the Performance Goals will be met must be substantially uncertain. If any Performance Goals are established as a condition to vesting or settlement of an Award and such Performance Goal is not based solely on the increase in the Fair Market Value of the Stock, the Committee shall certify in writing that the applicable Performance Goals were in fact satisfied before such Award is vested or settled, as applicable. Each Award Agreement or Award Program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award Program that are inconsistent with the Plan are null and void. To the extent an Award is subject to Performance Goals and the Committee desires that the Award constitute performance-based compensation under Code Section 162(m), the Committee will comply with all applicable requirements under Code Section 162(m) and the rules and regulations promulgated thereunder in granting, modifying, and settling such Award.  The Committee may, but is not required to, structure any Award so as to qualify as performance-based compensation under Code Section 162(m).

(c)                                  The date as of which an Award is granted will be the date all of the terms and conditions of the Award, including the number of shares, if any, covered by the Award, have been determined and all  actions necessary to complete the grant of the Award have been taken or such later date as may be specified in the approval of such Award.

(d)                                 Any Award may be granted in connection with all or any portion of a previously or contemporaneously granted Award.  Exercise or vesting of an Award granted in connection with another Award may result in a pro rata surrender or cancellation of any related Award, as specified in the applicable Award Agreement or Award Program.

(e)                                  Awards are not transferable or assignable except by will or by the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death, and are exercisable, during the Participant’s lifetime, only by the Participant; or in the event of the Disability of the Participant, by the legal representative of the Participant; or in the event of death of the Participant, by the legal representative of the Participant’s estate or if no legal representative has been appointed within ninety (90) days of the Participant’s death, by the person(s) taking under the laws of descent and distribution governing the State in which the Participant was domiciled at the time of the Participant’s death; except to the extent that the Committee may provide otherwise as to any Awards other than Incentive Stock Options (provided that such transfers shall only be permitted for no consideration to the Participant.

(f)                                   After the date of grant of an Award, the Committee may, in its sole discretion, modify the terms and conditions of an Award, except to the extent that such modification would materially and adversely affect the rights of a Participant under the Award (except as otherwise permitted under the Plan or Award) or would be inconsistent with other provisions of the Plan.

(g)                                  Any Award granted under the Plan shall be subject to any clawback or recoupment policy adopted by the Board of Directors or any committee thereof.

(h)                                 Except as may otherwise be provided herein or in an applicable Award Agreement or Award Program, in the event of a Change in Control, no shares of Stock or cash payments will vest or become payable solely as a result of the occurrence of the Change in Control.

3.2                               Terms and Conditions of Options.  Each Option granted under the Plan must be evidenced by an Award Agreement.  At the time any Option is granted, the Committee (or its authorized delegatee pursuant to Section 2.3(b)) will determine whether the Option is to be an Incentive Stock Option described in Code Section 422 or a Nonqualified Stock Option, and the Option must be clearly identified as to its status as an Incentive Stock Option or a Nonqualified Stock Option.  Incentive Stock Options may only be granted to employees of the Company or any Subsidiary or Parent.  At the time any Incentive Stock Option granted under the Plan is exercised, the Company will be entitled to legend the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as representing the shares purchased upon the exercise of an Incentive Stock Option.  An Incentive Stock Option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company’s stockholders.  Neither an Option nor shares of Stock underlying an Option shall be eligible for dividends or dividend equivalents.

(a)                                 Option Price.  Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price must be as set forth in the applicable Award Agreement, but in no event may it be less than the Fair Market Value on the date the Option is granted.  With respect to each grant of an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price may not be less than one hundred and ten percent (110%) of the Fair Market Value on the date the Option is granted.

(b)                                 Option Term.  Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner is not exercisable after the expiration of ten (10) years after the date the Option is granted.  Any Incentive Stock Option granted to an Over 10% Owner is not exercisable after the expiration of five (5) years after the date the Option is granted.  The term of any Nonqualified Stock Option shall be as specified in the applicable Award Agreement, but shall not exceed ten (10) years after the date the Option is granted; provided, however, that if the term specified in an Award Agreement for a Nonqualified Stock Option would otherwise expire during a period when trading in Stock is prohibited by law or the Company’s insider trading policy, then the term of the Nonqualified Stock Option will be deemed to expire on the thirtieth (30th) day after expiration of the applicable prohibition, notwithstanding any contrary term in the Award Agreement.

(c)                                  Payment.  Payment for all shares of Stock purchased pursuant to exercise of an Option will be made in any form or manner authorized by the Committee in the Award Agreement or by amendment thereto, including, but not limited to, cash, cash equivalents, or, if the Award Agreement provides, but in any case subject to such procedures or restrictions as the Committee may impose:

(i)                                     by delivery to the Company of a number of shares of Stock owned by the holder having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery;

(ii)                                  in a cashless exercise through a broker, except if and to the extent prohibited by law as to officers and directors, including without limitation, the Sarbanes-Oxley Act of 2002, as amended; or

(iii)                               by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price.

Payment must be made at the time that the Option or any part thereof is exercised, and no shares may be issued or delivered upon exercise of an Option until full payment has been made by the Participant.  The holder of an Option, as such, has none of the rights of a stockholder.

(d)                                 Conditions to the Exercise of an Option.  Each Option granted under the Plan is exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as specified in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Award Agreement to the contrary.

(e)                                  Termination of Incentive Stock Option.  With respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised will expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a holder whose Termination of Employment is due to death or Disability, one (1) year will be substituted for such three (3) month period; provided, further that such time limits may be exceeded by the Committee under the terms of the grant, in which case, the Incentive Stock Option will be a Nonqualified Option if it is exercised after the time limits that would otherwise apply. For purposes of this Subsection (e), a Termination of Employment of the Participant will not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(f)                                   Special Provisions for Certain Substitute Options.  Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) or 409A is applicable, may provide for an Exercise Price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(g)                                  No Reload Grants.   Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Stock to the Company in payment of the Exercise Price and/or tax withholding obligation under any other option held by a Participant.

(h)                                 No Repricing.  Except as provided in Section 5.2, without the approval of the Company’s stockholders, the exercise price of an Option may not be reduced after the grant of the Option and an Option may not be cancelled or surrendered in consideration of, or in exchange for, the grant of a new Option having an Exercise Price below that of the Option that was surrendered, Stock, cash, or any other Award.

3.3                               Terms and Conditions of Stock Appreciation Rights.  Each Stock Appreciation Right granted under the Plan must be evidenced by an Award Agreement.  A Stock Appreciation Right entitles the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price, which may not be less than the Fair Market Value on the date of grant.  A Stock Appreciation Right granted in connection with an Award may only be exercised to the extent that the related Award has not been exercised, paid or otherwise settled.  Neither a Stock Appreciation Right nor the shares of Stock underlying a Stock Appreciation Right shall be eligible for dividends or dividend equivalents.

(a)                                 Settlement.  Upon settlement of a Stock Appreciation Right, the Company must pay to the Participant, the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine.

(b)                                 Term. The term of any Stock Appreciation Right shall be as specified in the applicable Award Agreement, but shall not exceed ten (10) years after the date the Stock Appreciation Right is granted; provided, however, that if the term specified in an Award Agreement for a Stock Appreciation Right would otherwise expire during a period when trading in Stock is prohibited by law or the Company’s insider trading policy, then the term of the Stock Appreciation Right will be deemed to expire on the thirtieth (30th) day after expiration of the applicable prohibition, notwithstanding any contrary term in the Award Agreement.

(c)                                  Conditions to Exercise.  Each Stock Appreciation Right granted under the Plan is exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as specified in the Award Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

(d)                                 No Repricing.  Except as provided in Section 5.2, without the approval of the Company’s stockholders, the price of a Stock Appreciation Right may not be reduced after the grant of the Stock Appreciation Right, and a Stock Appreciation Right may not be cancelled or surrendered in consideration of, or in exchange for, the grant of a new Stock Appreciation Right having a price below that of the Stock Appreciation Right that was surrendered, Stock, cash, or any other Award.

3.4                           Terms and Conditions of Other Stock-Based Awards.  An Other Stock-Based Award shall entitle the Participant to receive one or more of (i) a specified or determinable number of shares of Stock, (ii) the value of a specified or determinable number of shares of Stock, (iii) a percentage or multiple of the value of a specified number of shares of Stock or (iv) dividend equivalents on a specified, or a determinable number, or a percentage or multiple of specified number, of shares of Stock.  At the time of the grant, the Committee (or its authorized delegatee pursuant to Section 2.3(b)) must determine the specified number of shares of Stock or the percentage or multiple of the specified number of shares of Stock, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the Other Stock-Based Award. The Committee may provide for an alternate percentage or multiple under certain specified conditions.

(a)                                 Payment.  Payment in respect of Other Stock-Based Awards may be made by the Company in cash or shares of Stock as provided in the applicable Award Agreement or Award Program, or, in the absence of such provision, as the Committee may determine.

(b)                                 Conditions to Payment or Lapse of Restrictions.  Each Other Stock-Based Award granted under the Plan shall be payable, restrictions on such Other Stock-Based Award shall lapse, at such time or times, or upon the occurrence of such event or events, and in such amounts, as specified in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Other Stock-Based Award, the Committee, at any time before complete termination of such Other Stock-Based Award, may accelerate the time or times at which such Other Stock-Based Award may be paid, or such restrictions shall lapse, in whole or in part. In the case of dividends or dividend equivalents granted with respect to shares of Stock subject to an Other Stock-Based Award that vests based on the achievement of Performance Goals or other performance criteria, such dividends or dividend equivalents, as applicable, will not be paid until, and will be paid only to the extent, the Award is earned.

3.5                               Terms and Conditions of Cash Performance Awards.  A Cash Performance Award shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of either (i) the value of a specified or determinable number of units (stated in terms of a designated or determinable dollar amount per unit), or (ii) a percentage or multiple of a specified amount.  At the time of the grant, the Committee (or its authorized delegatee pursuant to Section 2.3(b)) must determine the base value of each unit; the number of units subject to a Cash Performance Award, the specified amount and the percentage or multiple of the specified amount, as may be applicable; and the Performance Goals or other performance criteria, if any, applicable to the determination of the ultimate payment value of the Cash Performance Award. The Committee may provide for an alternate base value for each unit or an alternate percentage or multiple under certain specified conditions.

(a)                                 Payment.  Payment in respect of Cash Performance Awards shall be made by the Company in cash.

(b)                                 Conditions to Payment.  Each Cash Performance Award granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as specified in the applicable Award Agreement or Award Program; provided, however, that subsequent to the grant of a Cash Performance Award, the Committee, at any time before complete termination of such Cash Performance Award, may accelerate the time or times at which such Cash Performance Award may be paid in whole or in part.

3.6                               Treatment of Awards on Termination of Service.  Except as otherwise provided by Plan Section 3.2(e), any Award under this Plan to a Participant who has experienced a Termination of Employment, Separation from Service, or termination of some other service relationship with the Company and its Affiliates may be cancelled, accelerated, paid or continued, as provided in the applicable Award Agreement or Award Program, or, as the Committee may otherwise determine to the extent not prohibited by the Plan.  The portion of any Award exercisable in the event of continuation or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Employment, Separation from Service or termination of some other service relationship or such other factors as the Committee determines are relevant to its decision to continue the Award.

SECTION 4  RESTRICTIONS ON STOCK

4.1                               Escrow of Shares.  Any certificates representing the shares of Stock issued under the Plan will be issued in the Participant’s name, but, if the applicable Award Agreement or Award Program so provides, the shares of Stock will be held by a custodian designated by the Committee (the “Custodian”).  Each applicable Award Agreement or Award Program providing for transfer of shares of Stock to the Custodian may require a Participant to complete an irrevocable stock power appointing the Custodian or the Custodian’s designee as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement or Award Program, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Award Agreement or Award Program.  During the period that the Custodian holds the shares subject to this Section, the Participant is entitled to all rights, except as provided in the applicable Award Agreement or Award Program, applicable to shares of Stock not so held.  Any dividends declared on shares of Stock held by the Custodian must, as provided in the applicable Award Agreement or Award Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Award Agreement or Award Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

4.2                               Restrictions on Transfer.  The Participant does not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Award Agreement or Award Program.  Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Award Agreement or Award Program will be void.  The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Award Agreement or Award Program, and the shares so transferred will continue to be bound by the Plan and the applicable Award Agreement or Award Program.

SECTION 5  GENERAL PROVISIONS

5.1                               Withholding.  The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government.  Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Award, the Company has the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local tax withholding requirements prior to the issuance or transfer of any shares or the vesting of such Award.  A Participant may satisfy the withholding obligation in cash, cash equivalents, or if and to the extent the applicable Award Agreement, Award Program, or Committee procedure so provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock, is sufficient to satisfy the minimum federal, state and local, if any, withholding obligation arising from exercise or payment of an Award.

5.2                               Changes in Capitalization; Merger; Liquidation.

(a)                                 The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Other Stock-Based Awards; the number of shares of Stock reserved for issuance upon the exercise, settlement, vesting, grant or payment, as applicable, of each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award (if any); the Exercise Price of each outstanding Option, the threshold price of each outstanding Stock Appreciation Right, the specified number of shares of Stock to which each outstanding Option, Stock Appreciation Right, and Other Stock-Based Award pertains, the total number of shares of Stock authorized to be granted pursuant to Section 2.3(b), and the maximum number of shares as to which Options, Stock Appreciation Rights, and other Awards may be granted to an employee during any calendar year or other period, shall be proportionately adjusted for any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per share value of the shares of Stock underlying an Award to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend (each, an “Equity Restructuring”).

(b)                                 In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Stock, or a Change in Control of the Company (as defined by the Committee in the applicable Award Agreement or Award Program), that in each case does not constitute an Equity Restructuring, the Committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate, including, without limitation, the substitution of new Awards, the assumption of awards not originally granted under the Plan, or the adjustment of outstanding Awards, or the termination of outstanding Awards in exchange for the cash value determined in good faith by the Committee of the vested and/or unvested portion of the Award, all as may be provided in the applicable Award Agreement or Award Program or, if not expressly addressed therein, as the Committee subsequently may determine in its sole discretion. Any adjustment pursuant to this Section 5.2 may provide, in the Committee’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award, but except as set forth in this Section may not otherwise diminish the then value of the Award.

(c)                                  Notwithstanding any other provision of this Plan to the contrary, in taking any action pursuant to Subsection (a) or (b) with respect to a Nonqualified Stock Option or a Stock Appreciation Right, the Committee shall consider any provisions of Code Section 409A and the regulations thereunder that are required to be followed as a condition of the Nonqualified Stock Option and the Stock Appreciation Right not being treated as the grant of a new Option or Stock Appreciation Right or a change in the form of payment.  Any adjustment described in the preceding sentence may include a substitution in whole or in part of other equity securities of the issuer and the class involved in such Equity Restructuring in lieu of the shares of Stock that are subject to the Award.

(d)                                 The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

5.3                               Awards to Non-U.S. Employees.  The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees outside the United States of America shall be eligible to participate in the Plan.  The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices.  Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability or retirement or on Separation from Service or Termination of Employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements.  The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

5.4                               Cash Awards.  The Committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.

5.5                               Compliance with Code.

(a)                                 Code Section 422.                                             All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder must be construed in such manner as to effectuate that intent.

(b)                                 Code Section 409A.                                    Except to the extent provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code (and the Treasury Department guidance and regulations issued thereunder) so as to avoid the imposition of any additional taxes or penalties under Code Section 409A.  If the Committee determines that an Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Code Section 409A, then unless the Committee provides otherwise, such Award, Award Agreement, Award Program, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan, Award Agreement, and / or Award Program will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Code Section 409A to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant.  Notwithstanding anything in the Plan, an Award Agreement, an Award Program, or any other agreement (written or oral) to the contrary, if Participant is a “specified employee” (within the meaning of Code Section

409A) on the date of Separation from Service, any payments made with respect to such Separation from Service under any Award will be delayed to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and such payments or benefits will be paid or distributed to the Participant during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (ii) the date of the Participant’s death.  Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i) of the Code, all payments so deferred will be paid to the Participant (or the Participant’s estate, in the event of the Participant’s death) in a lump sum payment.  Any remaining payments and benefits due under an Award will be paid as otherwise provided in an Award.

5.6                               Right to Terminate Employment or Service.  Nothing in the Plan or in any Award Agreement confers upon any Participant the right to continue as an officer, employee, director, consultant, or other service provider of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant’s employment or services at any time.

5.7                               Non-Alienation of Benefits.  Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void.  No such benefit may, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.8                               Restrictions on Delivery and Sale of Shares; Legends.  Each Award is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected.  If a registration statement is not in effect under the Securities Act of 1933 or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Committee may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that the shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act of 1933 and any applicable state securities laws.  The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

5.9                               Listing and Legal Compliance.  The Committee may suspend the exercise or payment of any Award so long as it determines that securities exchange listing or registration or qualification under any securities laws or compliance with any other law is required in connection therewith and has not been completed on terms acceptable to the Committee.

5.10                        Termination and Amendment of the Plan.  The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors shall obtain stockholder approval for any amendment to the Plan that, except as provided under Section 5.2 of the Plan, increases the number of shares of Stock available under the Plan, materially expands the classes of individuals eligible to receive Awards, materially expands the type of awards available for issuance under the Plan, or would otherwise require stockholder approval under the rules of the applicable exchange. Unless the Award Agreement or Award Program explicitly provides otherwise, no such termination or amendment may materially and adversely affect the rights of the Participant under such Award without the consent of the holder of an Award.

5.11                        Stockholder Approval.  The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company.  If such approval is not obtained, any Award granted hereunder will be void.

5.12                        Choice of Law.  The Plan and all determinations and actions taken pursuant hereto shall be governed by the laws of the State of Maryland without effect to conflicts of laws except that the duties and responsibilities of the Board and the members thereof shall be determined in accordance with the laws of the State of Maryland, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

5.13                        Effective Date of Plan; Term of Plan; Prior Plan Suspended.  The Plan shall become effective as of the date the Plan is approved by the stockholders pursuant to Section 5.11, regardless of the date the Plan is signed.   No Award may be granted more than ten (10) years after the date the Plan was approved by the Company’s stockholders.  As of the effective date of the Plan, no further grants shall be made under the Prior Plan.

IN WITNESS WHEREOF, the Company has executed this Plan as of May 22, 2014 to become effective as of the date it is approved by stockholders pursuant to Section 5.11 hereof.

PHH CORPORATION

By:	/s/ William F. Brown

Print Name:	William F. Brown

Title:	Senior Vice President, General Counsel & Secretary